J. G. GORDON YOCUM
                                 ATTORNEY-AT-LAW
                    1201 County Line Road, Rosemont, PA 19010

                    TEL (610) 525-6102      FAX (610) 525-6243



                                                        February 13, 1996


Re:  Gibraltar Equity Growth Fund, Inc.
     Registration No. 2-82445



Gibraltar Equity Growth Fund, Inc.
1201 County Line Road
Rosemont, PA 19010
                                           Attention: Mr. David F. Ganley
                                                      Treasurer

Dear Mr. Ganley:

You have informed me that pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"), Gibraltar Equity Growth Fund, Inc., a Maryland corporation (the "Fund"), intends to file a Rule 24f-2 Notice with the Securities and Exchange Commission (the "SEC").

The notice will cover the fiscal year December 1, 1994 through November 30, 1995. It will show that the Fund, having elected to register an indefinite number of shares of common stock, sold during such fiscal year 153 shares of common stock under Rule 24f-2.for such period.

The foregoing sales make definite the number of shares of common stock registered for such period under the Securities Act of 1933 (the "1933 Act") pursuant to Rule 24f-2. You have also informed me that all such shares were issued in accordance with the provisions relating thereto and with the registration statement filed by the Fund under the 1933 Act.

I have acted as legal counsel to the Fund during the foregoing fiscal year. I have reviewed the Articles of Incorporation of the Fund, its Bylaws, the 1933 and 1940 Acts, and such minutes of the corporate proceedings and other documents as I deem material to my opinion.

Based on the foregoing, I am of the opinion that the 153 shares of common stock described in the Rule 24f-2 Notice as having been sold during such fiscal year were legally issued, fully paid and non-assessable.





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I consent to the filing of this opinion with the SEC as an exhibit or attachment to the foregoing Rule 24f-2 Notice and the Fund's post-effective amendments to its registration statement under the 1933 and 1940 Acts. I consent to the reference to me in the prospectus of the Fund as legal counsel who has passed upon the legality of the offering of such shares of common stock.

I also consent the filing of this opinion with the securities regulatory agencies in the states and other jurisdictions in which such shares of common stock are offered for sale.



                                                   Yours very truly,


                                               /s/ J. G. Gordon Yocum
                                                   J. G. Gordon Yocum